Exhibit 99.2

SeaChange International Prices $19.1 Million Underwritten Public Offering of Common Stock

WALTHAM, Mass., March 30, 2021 – SeaChange International, Inc. (“SeaChange” or the “Company”) (NASDAQ: SEAC), a leading provider of video delivery platforms, today announced the pricing of an underwritten public offering of 10,323,484 shares of common stock of the Company, at a price of $1.85 per share for total gross proceeds to the Company of approximately $19.1 million. In addition, the Company has granted the underwriter an option to purchase an additional 15 percent of the common stock offered in the public offering solely to cover over-allotments, if any, exercisable for 45 days, after the closing of this offering, which would bring total gross proceeds to approximately $22.0 million. The Company intends to use the net proceeds from this offering for general corporate purposes, including, but not limited to, working capital, potential acquisitions and other business opportunities. The closing of the offering is expected to occur on April 1st, 2021, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-252777) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on March 16, 2021. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SeaChange International, Inc.

SeaChange International (NASDAQ: SEAC) powers hundreds of cloud and on-premises platforms with live TV and video on demand (VOD) for millions of end users worldwide. SeaChange’s end-to-end solution enables operators and content owners to cost-effectively launch a direct-to-consumer video streaming service to manage, curate and monetize their linear and on demand content across all major device platforms such as Smart-TVs, mobile devices, and Set-Top-Boxes. A demonstration of SeaChange’s video streaming platform is available here. For more information on SeaChange, please visit www.seachange.com.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s ability to complete the financing, its intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: the risk that the public offering of common stock may not close; the effects of the COVID-19 pandemic on our operations and general economic conditions; the expected growth of the OTT market; the outcome of the Company’s active discussions with approximately 50 content owners; the Company’s aggregate potential revenue over the next three years as a result of its contract win with one of the largest mobile network providers; the aggregate total contract value to be realized from the Company’s wins for its Framework platform; the Company’s position to enable the industry’s ongoing direct-to-consumer movement; the Company’s expectation that over the next five years, thousands of direct-to-consumer TV apps will be launched with a need for a built-in ad monetization strategy and the role the Company’s Video Apps platform could play in powering and capitalizing on the direct-to-consumer TV apps revolution; the Company’s ability to execute its growth strategy, in light of its liquidity position, resources and recently implemented cost-reduction measures, as well as other risks described in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the SEC on April 20, 2020 and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SeaChange Contact:

Matt Glover

Gateway Investor Relations

949-574-3860

SEAC@gatewayir.com